UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2015

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36344	45-3174872
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Flintkote Avenue

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On February 17, 2015, Adrian Senderowicz, M.D., will transition from the role of Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs of Ignyta, Inc. (the “Company”) to the newly-created role of Clinical and Regulatory Strategy Officer. In this new role, Dr. Senderowicz will no longer be an executive officer of the Company.

(c) On February 2, 2015, the Company announced that it has appointed Pratik Multani, M.D., M.S., as the Company’s Chief Medical Officer, effective February 17, 2015. Prior to joining the Company, Dr. Multani, 48, was Chief Medical Officer at Fate Therapeutics, Inc., a pharmaceutical company, where he served from April 2009 to January 2015. Prior to that, Dr. Multani was Vice President of Clinical Development at Kalypsys, Inc., a pharmaceutical company, from 2007 to March 2009. From 2005 to 2007, he served as Senior Vice President of Clinical Development and then Chief Medical Officer at Kanisa Pharmaceuticals, Inc., an oncology-focused pharmaceutical company. From 1999 to 2004, Dr. Multani advanced from Associate Director of Oncology and Hematology to Senior Director of Medical Research at Biogen-Idec. Dr. Multani holds an M.S. in epidemiology from Harvard School of Public Health, an M.D. from Harvard Medical School and a B.S. in chemistry and biology from Yale University. He completed his Internal Medicine residency at the Massachusetts General Hospital followed by a medical oncology fellowship at the Dana Farber/Partners joint program, after which he was a member of the transplant unit at Massachusetts General Hospital.

Dr. Multani’s annual base salary will be $360,000. Dr. Multani will also be eligible to participate in cash or other bonus plans at the discretion and upon the approval of the Company’s Board of Directors. Further, Dr. Multani will be eligible to receive grants of equity awards under the Company’s 2014 Incentive Award Plan (the “Ignyta Plan”) or any other equity compensation plan the Board of Directors may approve and adopt in the future, at the discretion of the Board of Directors. As with the Company’s other employees, Dr. Multani does not have a formal employment agreement with the Company, and will not have such an agreement unless and until the Board of Directors, or a committee thereof, and Dr. Multani approve the terms of any such agreement. As a result, the amount of Dr. Multani’s annual base salary, cash or other bonus compensation, equity compensation or any other form of compensation he may receive may be modified at any time at the discretion of the Board of Directors.

Dr. Multani will also receive a signing bonus of $50,000, which amount will be grossed up for applicable taxes and other withholdings. Should Dr. Multani voluntarily leave the company within twenty four months of his employment start date, Dr. Multani will be responsible for reimbursing the Company a prorated portion of such amount.

In connection with his appointment, the Company will grant to Dr. Multani a stock option award to purchase 200,000 shares of the Company’s common stock under the Ignyta Plan at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on February 17, 2015. The option award agreement will be consistent with the standard option award agreement under the Ignyta Plan, and the options will vest on the Company’s standard four-year vesting schedule, with 25% of the shares subject to the award vesting on the first anniversary of his commencement of employment and 1/36th of the remaining shares subject to the award vesting on each monthly anniversary thereafter, subject to Dr. Multani’s continued employment by the Company on each vesting date.

Also in connection with his employment, the Company will grant to Dr. Multani 20,000 restricted stock units under the Ignyta Plan (the “RSUs”). The RSUs will be awarded under the standard restricted stock unit award agreement under the Ignyta Plan, the full text of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The RSUs will vest in full on the fourth anniversary of Dr. Multani’s commencement of employment, subject to Dr. Multani’s continued employment by the Company on such vesting date.

In addition, Dr. Multani will be eligible to participate in the Company’s 2013 Severance and Change in Control Severance Plan (the “Severance Plan”) as a “Tier 2 Covered Employee.” A description of the terms and provisions of the Severance Plan as applied to a Tier 2 Covered Employee are set forth in the Company’s Current Report on

Form 8-K filed with the Securities and Exchange Commission on December 19, 2013, which description is incorporated herein by reference.

There are no family relationships between Dr. Multani and any of the Company’s current or former directors or executive officers. Dr. Multani is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

The press release dated February 2, 2015 announcing the appointment of Dr. Multani is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2015	IGNYTA, INC.

	By:	/s/ Jonathan E. Lim, M.D.
Name: Jonathan E. Lim, M.D.
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release, dated February 2, 2015